NEWS RELEASE

Media Contact(s):	Investor Contact(s):
Shannon Lapierre 860-547-5624 Shannon.Lapierre@thehartford.com	Rick Costello 860-547-8480 Richard.Costello@thehartford.com

Debora Raymond 860-547-9613 Debora.Raymond@thehartford.com	JR Reilly 860-547-9140 jr.reilly@thehartford.com

The Hartford Announces That Lizabeth Zlatkus Will Be Named Chief Risk Officer; Company Launches Search For CFO

Hartford, Conn., October 26, 2009 – The Hartford Financial Services Group, Inc. (NYSE: HIG) announced today that Lizabeth Zlatkus, the company’s Chief Financial Officer, will be appointed Chief Risk Officer (CRO). In addition, the company is launching an external search for a new CFO. Zlatkus will remain in her current role until a new CFO is named, at which point she will assume her new position. Both the CFO and the CRO roles will report directly to the company’s Chairman and Chief Executive Officer, Liam E. McGee, with the CRO leading the risk management function for the corporation.

“One of the priorities I established when I became CEO of The Hartford was to elevate the role of risk management,” said McGee. “We must ensure that we have the right risk processes, controls and governance to serve as our core foundation. Liz is uniquely suited for the CRO role. She has 26 years of industry and institutional knowledge, coupled with strong leadership, analytical and operational skills. We will move quickly to hire a successor to Liz for the CFO position.”

About The Hartford

Celebrating nearly 200 years, The Hartford (NYSE: HIG) is an insurance-based financial services company that serves households, businesses and employees by helping to protect their assets and income from risks, and by managing wealth and retirement needs. A Fortune 500 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. In particular, the amount and terms of future sales under the equity issuance plan described above, if any, are not yet known. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2008 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.